Exhibit 21.1
Kraton Performance Polymers, Inc.
List of Significant Subsidiaries as of December 31, 2015 (1)

Jurisdiction of Organization
KRATON Polymers do Brasil Industria E Comercio de Produtos Petroquimicos Ltda.	Brazil
KRATON Polymers U.S. LLC	Delaware
KRATON Polymers Holdings B.V.	Netherlands
KRATON Polymers Nederland B.V.	Netherlands
KRATON Global Holdings C.V.	Netherlands Antilles
KRATON Polymers LLC	Delaware
KRATON Formosa Polymers Corporation	Taiwan
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(1)	Listing includes only doing business names and does not include trade names.